Exhibit 10.4

SPACE ABOVE THIS LINE FOR RECORDER
REAL ESTATE OPTION AGREEMENT
     THIS AGREEMENT is made this ___day of May, 2006, by and between Dakota Minnesota and Eastern Railroad Corporation (the “Optionor”) and MinnErgy, LLC, a Minnesota limited liability company (the “Optionee”).
1.	GRANT OF OPTION: Optionor hereby grants to Optionee the exclusive right and option to purchase the real estate (the Property) situated in Olmsted County, Minnesota, legally described as follows:
Parcels 1 & 2 south of the DM&E Railroad’s main line right of way as shown on Exhibit A attached hereto, totaling 12.73 acres more or less, together will all easements and rights appurtenant thereto.
Optionee represents that it is considering the construction of a grain processing facility upon property adjoining the Property, and agrees that the Property, if purchased, will be used for that purpose.
2.	OPTION CONSIDERATION; PAYMENT: Optionee hereby agrees to pay to Optionor upon the execution of this Option Agreement the sum of Two Thousand Five Hundred Dollars ($2,500.00) (the “Initial Option Payment” and, together with any Additional Option Payment, the “Option Consideration”).

3.	TERM; EXPIRATION: This option shall commence upon its execution by Optionor and continue for a period of one year. It shall expire if not exercised or extended as provided herein at 12:00 midnight on the first anniversary of the date of execution of this Option Agreement.

4.	EXTENSION; ADDITIONAL PAYMENTS. Optionee may extend the term of this option for an additional year, by written notice to Optionor given before expiration of the initial period accompanied by payment of the additional sum (an Additional Option Payment) of Two Thousand Five Hundred Dollars ($2,500.00). Such extension period shall expire at 12:00 midnight on the second anniversary of the date of execution of this

Option Agreement. If the term is so extended, Optionee may extend the term of this option for another additional year, by written notice to Optionor given before expiration of the extended term accompanied by payment of the additional sum (an Additional Option Payment) of Two Thousand Five Hundred Dollars ($2,500.00). Such extension period shall expire at 12:00 midnight on the third anniversary of the date of execution of this Option Agreement.
5.	NOTICE OF EXERCISE. Optionee may exercise or extend this option, as provided herein, only by giving written notice thereof to Optionor at the address indicated below, by registered or certified mail, or personal delivery, prior to its expiration.

6.	FAILURE TO EXERCISE. If Optionee does not exercise this option in the manner and within the time specified herein, this option shall terminate, Optionor shall retain the Option Consideration, free of any claim by Optionee; and neither party shall have any claim or right against the other under this Agreement.

7.	PURCHASE TERMS: If this option is exercised as provided herein, Optionor shall sell and Optionee shall purchase the Property with improvements thereon under the following terms and conditions:
a.	Purchase Price: The Purchase Price for the Property shall be the sum of Twenty Five Thousand Dollars ($25,000.00). The Option Consideration paid by Optionee to Optionor shall by credited against the Purchase Price. The Purchase Price shall be paid in cash at closing.

b.	Closing. The closing of the purchase shall be at the offices of Optionor’s attorneys, Streater & Murphy, P.A., 64 East Fourth Street, Winona, Minnesota, on a date agreed upon by the parties that shall be not less than sixty (60) nor more than ninety (90) days after exercise of the option.

c.	Evidence of Title. Optionor shall not be obligated to furnish an abstract of title of other evidence of title. Optionee may, at its own expenses, obtain an abstract of title or title insurance commitment, and shall be allowed a reasonable time after receipt thereof for examination of title and for correcting any defects in title. Optionor shall secure and furnish releases of the property from any mortgages, trust deeds or similar encumbrances created by Optionor. Pending correction of title, the closing shall be postponed.
If said title is not marketable and cannot be made so, Optionee may (i) declare this agreement void, if which case neither party shall be liable for damages hereunder to the other party and all money theretofore paid by Optionee to Optionor shall be refunded, or (ii) waive any defect and close the purchase. This provision shall not deprive either party of the right of enforcing the specific performance of this agreement provided such agreement shall not be terminated as aforesaid, and provided action to enforce such specific performance shall be commenced within six months after such right of action shall arise.

d.	Conveyance. Subject to performance by Optionee, Optionor agrees to execute and deliver a Quitclaim Deed conveying all its right, title and interest to the property.

e.	Possession. Optionor shall be entitled to possess and use the Property during the term of this Option and until the closing. Optionor shall deliver possession of the Property to Optionee at the time of closing.

f.	Taxes; Assessments. Real estate taxes due and payable in years preceding the year in which the closing occurs and any unpaid special assessments shall be paid by Optionor. Real estate taxes due and payable in the year in which the closing occurs shall be prorated between the parties to the date of closing. Real estate taxes due and payable in years after the year in which the closing occurs shall be paid by Optionee.

g.	Prorations. Pro rata adjustments of rents, interest, insurance, utilities and current operating expenses shall be made as of the date of closing.

h.	Eminent Domain: In the event the property or any part thereof is taken or threatened to be taken pursuant to eminent domain after the notice of exercise of the above option, but prior to closing, the Optionee shall have the right at its election to cancel and terminate this agreement or to complete the purchase as set forth above with the Optionee being entitled to receive all condemnation proceeds.

i.	Personal Property: The sale and purchase shall not include any personal property of Optionor. Optionor shall remove all personal property and all debris from the Property before the closing.
8.	INVESTIGATION. Optionee shall have the right, during the term of the option, to investigate at its own expense the condition, quality, and suitability of the Property, including surveys and site analyses, environmental analyses, soil sampling, zoning and governmental permit requirements, utility services, and the like, and may enter upon the property for such purposes, provided such entry does not interfere with occupancy and use of the Property by Optionor or tenants. Optionee shall defend, indemnify and save harmless Optionor from and against any claim, liability or expense arising from or attributable to any act or omission of Optionee or its employees, contractors or agents in connection with any such activities.

9.	REPRESENTATIONS OF OPTIONOR. Optionor represents and warrants that Optionor has not caused the Property to be contained by any hazardous substance in violation of any environmental law or regulation, and does not have knowledge of the presence of any hazardous substance upon the Property.

10.	RECORDING OF OPTION: This Option Agreement may be recorded by either party.

11.	NOTICES: Any notice, demand or other document which either party is required or may desire to give or deliver to or make upon the other party shall be given in writing and served either personally or given by prepaid United States certified mail, return receipt requested, and addressed to the following addresses:

If to Optionor:	Dakota Minnesota and Eastern Railraod Corporation
140 N Phillips Ave
Sioux Falls SD 57101
Attn: Tim Carlson, Real Estate Manager

If to Optionee:	MinnErgy, LLC
4455 Theurer Blvd.
Winona, MN 55987
Attn: Dan Arnold, Chairman

with a copy to:	Kent A. Gernander
Streater & Murphy, P.A.
64 East Fourth Street
Winona, MN 55987
Either party hereto may designate a different address for itself, or additional persons to whom copies thereof are to be sent, by notice similarly given.
12.	BROKERS. Each of the parties represents and warrants to the other that it has not entered into any agreement or arrangement under which any broker will be entitled to commission or compensation as a result of this agreement or the sale of the Property hereunder, and each agrees to defend, indemnify and save harmless the other party from and against any claim, and any resulting liability or expense, of a broker under an agreement with or as a result of any act or omission of such party.

13.	GOVERNING LAW; FORUM. This Agreement is entered into and is to be performed in the State of Minnesota. It shall be governed by and interpreted in accordance with the laws of the State of Minnesota. Any action arising from or concerning this Agreement shall be brought only in the Third Judicial District Court, Winona County, Minnesota (except an action to enforce the judgment of such court).

14.	ENTIRE AGREEMENT; BINDING EFFECT. This Agreement contains the entire agreement of the parties concerning its subject matter; and there are no other understandings between them. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs and representatives or successors and assigns. Optionee may assign this Agreement and the rights of Optionee hereunder to a party that assumes and agrees to perform all obligations of Optionee hereunder, but no such assignment shall relieve Optionee of any obligation hereunder incurred prior to such assignment. Optionee shall notify Optionor in writing of any such assignment.

15.	TIME. Time is of the essence as to the performance of all of the terms and conditions of this Agreement.

16.	GENERAL. The captions and titles herein are for reference only and are not to be considered a part of this Agreement or in the interpretation hereof. This Agreement shall not be valid until signed by both parties. The phrase “execution and delivery hereof,” as used above, shall be the date the last party hereto signs this Agreement and serves it upon the other party in the same manner as set forth for notices. Time is of the essence.
[Execution page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement.

OPTIONOR:		OPTIONEE:
MinnErgy, LLC

/s/ (illegible)		By	/s/ Daniel H. Arnold

Its	SVP Marketing	Its	Chairman

STATE OF SOUTH DAKOTA	)
) ss.
COUNTY OF MINNEHAHA	)
     The foregoing instrument was acknowledged before me this 23rd day of May, 2006, by Dakota Minnesota & Eastern Railroad Optionor.

SEAL	LINDA M. ARTER
NOTARY PUBLIC
	SOUTH DAKOTA	/s/ Linda M. Arter
Notary Public

STATE OF MINNESOTA	)
) ss.
COUNTY OF WINONA	)
     The foregoing instrument was acknowledged before me this 26 day of May, 2006, by Daniel H. Arnold, the Chairman of MinnErgy, LLC, a Minnesota limited liability company, Optionee, on behalf of said company.

SEAL	THERESA A. WALTHER
	NOTARY PUBLIC — Minnesota	/s/ Theresa A. Walther
My Commission Expires Jan 31, 2010		Notary Public
THIS INSTRUMENT DRAFTED BY:
Kent A. Gernander
64 East Fourth Street
P.O. Box 310
Winona, MN 55987

Exhibit A
Description of Property
[Drawing of property]